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                                                                   EXHIBIT 10.23



                             COST SHARING AGREEMENT

                             ENRON CORP. TRADEMARKS


         THIS COST SHARING AGREEMENT ("Agreement") is made and entered into between Enron Corp. ("Enron"), an Oregon corporation having its principal place of business in Houston, Texas and the entities (collectively, the "Subsidiaries" and individually, a "Subsidiary")) listed on the signature page of this Agreement (together, Enron and the Subsidiaries shall be referred to hereinafter as the "Participants"), to be effective the first day of January, 1999.

         WHEREAS, Enron and the Subsidiaries constitute an integrated natural gas and electricity company that produces electricity and natural gas, develops, constructs and operates energy and water facilities worldwide and delivers physical commodities and risk management and financial services to customers around the world; and

         WHEREAS, Enron and the Subsidiaries conduct their operations under corporate names that include the name ENRON, and utilize logos and other trademarks and service marks which either include or are associated with the name and mark ENRON that are listed on Schedule A to this Agreement (All of the names and marks which either include or are associated with the name and mark ENRON are cumulatively referred to herein as the "Trademarks"); and

         WHEREAS, Enron is the legal owner of the Trademarks; and

         WHEREAS, Enron has granted to each of the Subsidiaries a non-exclusive, non- transferable license to use some or all of the Trademarks in such Subsidiary's respective area of interest and Territory (each such agreement being referred to herein as the "Licenses" and the term "Territory" herein having the same meaning as in each License); and

         WHEREAS, pursuant to the terms of the Licenses, each Subsidiary-Licensee agrees to undertake certain obligations with respect to use of the Trademarks licensed to it, including assumption of certain financial obligations, in consideration for the grant of the license to use the Trademarks; and

         WHEREAS, the Participants wish to enter into an agreement to share certain costs and risks of developing, enhancing, maintaining and defending the licensed Trademarks in their areas of interest and Territories, all as set forth more specifically below (hereinafter, the "Cost Sharing Arrangement"); an

         WHEREAS, the Participants intend for this Agreement to constitute a "qualified cost sharing arrangement" within the meaning of U.S. Treas.
Reg. Section 1.482-7 as well as under applicable OECD guidelines.


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                     Enron Trademark Cost Sharing Agreement
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         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of such consideration being hereby acknowledged, Enron and the Subsidiaries do hereby agree as follows:

1.       AGREEMENT TO SHARE COSTS

         1.1 Subject to the terms and conditions set forth herein, and to the extent that the Participants may lawfully do so, the Participants hereby agree to share the General Benefit Trademark Costs, ad defined in section 1.3, in the Cost Shares determined in accordance with section 1.4 below, [AND TO MAKE THE BUY-IN AND BUY-OUT PAYMENTS DESCRIBED IN ARTICLE 2.]

         1.2      Trademark Costs

         (a) For purposes of this Agreement, the term Trademark Costs means costs incurred to develop, maintain, enhance, promote, or defend the licensed Trademarks. For purposes of illustration but not limitation, Trademark Costs may include the cost of developing advertising content, publishing, broadcasting or displaying advertising, agency fees, cost of developing or producing print materials, brochures, promotional materials, signs and logos, costs of registration, prosecution or defense of claims of infringement or ownership.

         (b) Trademark Costs shall include, but are not limited to, the following items:

                  (i) Operating Expenses. All expenses directly related to the Trademarks not included in cost of goods sold except for interest expense, foreign income taxes (as defined in U.S. Treas. Reg. Section 1.901-2(a), domestic income taxes, depreciation or amortization expense; plus

                  (ii) Leased Property. A reasonable charge for the use of any tangible property made available to the Cost Sharing Arrangement. If any such property is furnished by an entity under common ownership or control with a Participant within the meaning of IRC Section 482, then the charge for the use of such tangible property shall be an arm's- length amount as determined under U.S. Treas. Reg. Section 1.482-2(c).

         (c) Trademark Costs shall be considered "intangible development costs" within the meaning of U.S. Treas. Reg. Section 1.482-7(d)(l).

         1.3      Specific Benefit versus General Benefit Trademark costs.

         (a) Specific Benefit Trademark Expenses. Trademark Costs that primarily benefit particular Participants and that produce only incidental or ancillary benefit to other Participants constitutes Specific Benefit Trademark Costs.


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                     Enron Trademark Cost Sharing Agreement
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                  The Participants that are likely to receive the primary
                  benefit of Specific Benefit Trademark Costs shall bear the full amount of such costs.

         (b) General Benefit Trademark Expense. All Trademark Costs other than Specified Benefit Trademark Costs constitute General Benefit Trademark Costs. Such costs shall be shared by the Participants as provided in section l.4 of this Agreement.

         1.4      Determination of Cost Shares.

                  (a) In general. The Share of the General Benefit Trademark Costs to be paid by each Subsidiary for any taxable year (a "Subsidiary Share") shall equal the total General Benefit Trademark Costs multiplied by a fraction, the numerator of which shall be projected Subsidiary Earnings Before Interest and Tax ("EBIT"), computed in accordance with generally accepted accounting principles ("GAAP"), as set forth in the annual operating budget and the denominator of which shall be projected total Worldwide EBIT of Enron and affiliates, computed in accordance with GAAP, as set forth in such budget. For purposes of this Agreement, the term Subsidiary EBIT shall mean, in the case of each Subsidiary that is a Participant, the total EBIT of such Subsidiary in its Territory for the taxable year. Negative EBIT of any Participant shall be treated as zero EBIT, except that if Enron's total Worldwide EBIT is zero, the fractions described in this paragraph shall be computed by substituting the word "Revenue" for the word "EBIT". The Share of the General Benefit Trademark Costs to be paid by Enron and any of its affiliates (other than the Subsidiaries) for any taxable year (the "Enron Share") shall equal total General Benefit Trademark Costs minus the total of all Subsidiary Shares.

                  (b) Periodic Adjustment. Notwithstanding anything to the contrary provided in section 1.4(a) hereof, the Participants shall evaluate the Cost Shares, no less frequently than annually, to determine whether the General Benefit Trademark Costs are shared in a manner that is proportionate to the benefits reasonably anticipated to be derived by each participant from the Agreement, taking into account changes in economic conditions, the business operations and practices of the Participants, the terms of each License, and the ongoing development of the licensed Trademarks. If the Participants determine that the General Benefit Trademark Costs are shared in a manner that is not likely to reflect the relative benefits reasonably expected to be received by each, then the Participants shall make adjustments to the Cost Shares, on a prospective basis, or terminate the Agreement in accordance with Article 4 hereof, as appropriate.

                  (c) Further Cost Sharing by Participant. Nothing in this Agreement shall prevent any Participant from charging any affiliate a share of such


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                     Enron Trademark Cost Sharing Agreement
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                  Participant's Cost Share based on the benefits such affiliate may reasonably expect to derive from use of the licensed Trademarks.

                  (d) Time and Method of Payment. Enron shall charge each Subsidiary annually for its annual Cost Share determined in accordance with this section 1.4. The Subsidiaries shall pay such invoiced amount to Enron by any reasonable means including, without limitation, wire transfer, offset of intercompany account, or by furnishing evidence of a Subsidiary's having directly paid for authorized General Benefit Trademark Costs. All invoices from and payments to Enron under this Agreement shall be in U.S. dollars unless otherwise agreed. Except at otherwise agreed by the Participants, all payments made pursuant to this Agreement shall be net of any federal, state or local tax, levy, duty, impost, withholding or similar assessment of any kind. Amounts not paid within 90 days shall bear interest at [LIBOR OR] the Applicable Federal rate as defined in IRC Section 1274(d), whichever is greater.

                  (e) Accounting. Enron shall maintain adequate books and records to establish, with reasonable completeness and detail, the nature and amount of each General Benefit Trademark Cost. Enron shall afford the Subsidiaries reasonable access to inspect, verify, copy and audit such records for any legitimate purpose. Nothing in this subparagraph shall be construed to create rights in any third party. Any disagreement shall be resolved by [members of senior management for the affected Participants].

2.       BUY-IN AND BUY-OUT

         2.1      Buy-In.

         (a) In General. If any Participant ("Buy-in Transferor") makes available to any other Participant ("Buy-in Transferee") the ownership or use of any trademark created or acquired outside the scope of this Agreement in which it has an interest ("Non-Cost Shared Mark"), then the Transferee shall pay to the Transferor a Buy-In Payment. The Buy-In Payment, if any, shall be equal to the arm's-length price for the applicable rights in the applicable Territory in the Non-Cost Shared Mark determined under the rules of U.S. Texas Reg. Section 1.482-1 and Section 1.482-4 through Section 1.482.6.

         (b) Payment Mechanics. The Buy-In Payment shall be made on the same terms as are set forth in the applicable License.

         2.2      Buy-Out.

         (a) In General. If a Participant "("Buy-Out Transferor") transfers, abandons or relinquishes an interest in any licensed Trademark in favor of any other Participant ("Buy-Out Transferee"), then each Buy-Out Transferee shall


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                     Enron Trademark Cost Sharing Agreement
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                  make a Buy-Out Payment to the Transferor. The Buy-Out Payment,
                  if any, shall be equal to the arm's-length price for the transferred rights in the Trademark determined under the rules of Treas. Reg. Section 1.482-1 and Section 1.482-4 through
                  Section 1.482.6.

         (b) Payment Mechanics. The Buy-Out Payment shall be made on such terms as the Buy-Out Transferor and the Buy-Out Transferee agree including cross licenses, lump sum, installment or royalty payments.

3.       USE OF TRADEMARKS

         3.1 Each Subsidiary's rights with respect to the Trademarks shall be governed by the License to which Enron and such Subsidiary are parties. Nothing in this Agreement shall be deemed to affect such rights.

4.       TERM AND TERMINATION

         4.1 This Agreement shall become effective on the effective date hereof and shall remain in full force and effect for one (1) year thereafter, unless earlier terminated in accordance with Section 4.2 hereof; provided, however, this Agreement shall be renewed for additional terms of one (1) year each unless the Participants mutually agree in writing at least thirty (30) days prior to the expiration of the initial or any renewal term hereof, to allow the term of this Agreement to expire on the date of the expiration of the then current term. Any renewal term of this Agreement shall also be subject to early termination from any Event of Default as set forth in Section 4.2 hereof.

         4.2 Events of Default. Notwithstanding any other right of termination to which a Participant may be entitled pursuant to this Agreement or an applicable License, upon the occurrence of one or more of the following Events of Default, the Participant hereto not in default shall have the right to terminate this Agreement as it applies to such defaulting Participant, in writing, effective immediately upon the occurrence of the event indicated or the running of any prescribed period:

         (a) If a Subsidiary fails to pay any amount payable to Enron hereunder when due and such default continues for more than fifteen (15) days after dispatch of notice thereof to such Subsidiary;

         (b) If a Participant materially breaches any of the terms of this Agreement or the License and does not cure such breach to the satisfaction of the other party hereto within fifteen (15) days after notice of the same;

         (c) If a Participant makes application for relief as a debtor under any bankruptcy or similar act, is involuntarily placed in bankruptcy and does not within one hundred and twenty (120) days thereafter have the bankruptcy proceeding dismissed, it is adjudicated bankrupt or insolvent, or enters into a composition with its creditors;


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                  (d) If a Participant pledges or encumbers any of its rights or interests granted under this Agreement to any creditor or other third party without the consent of Enron or assigns any of its rights under this Agreement except as specifically authorized hereunder; or

                  (e) If a Participant during the term of this Agreement (i) dissolves, voluntarily liquidates or winds up its business,
                  (ii) merges or consolidates with or into any corporation or corporations other than Enron or Enron's wholly-owned subsidiaries or affiliates, (iii) otherwise directly or indirectly sells or disposes of all or substantially all of its business or assets, or (iv) effects and reorganization or debt restructuring without the permission of Enron.

                  4.3. Upon the expiration of this Agreement, all rights and privileges granted to Participants under this Agreement shall immediately terminate. Upon termination of this Agreement as it applies to a particular Participant (other than on expiration), all rights and privileges granted to such Participant under this Agreement shall immediately terminate. Termination or expiration of this Agreement shall not release any Participant from any continuing or accrued obligations imposed by this Agreement, e.g., continuing obligations relating to the treatment of confidential or proprietary information.

5.       MISCELLANEOUS

         5.1 The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States in all respects.

         5.2 The waiver, express or implied, by any Participant of any right arising hereunder or of any failure to perform or breach hereof by another Participant hereto shall not constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other Participant, whether of a similar or dissimilar nature thereto.

         5.3 This Agreement may be amended at any time by mutual agreement of the Participants.

         5.4 A Participant shall not be liable to another Participant for any loss, injury, delay, damages, or other casualty suffered or incurred by the latter due to strikes, riots, storms, fires, explosions, acts of God, war, action of any government or any other cause similar thereto which is beyond the reasonable control of the former, and any failure or delay by either party hereto in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered a breach of this Agreement.

         5.5 Except as otherwise provided in this Agreement all notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if


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                     Enron Trademark Cost Sharing Agreement
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dispatched by registered mail or airmail (where appropriate), postage prepaid, in any post office in the United States of America or in such Subsidiary's respective Territory, as the case may be, or by facsimile (if confirmed by registered mail or airmail (where appropriate), postage prepaid), as follows:

                    If to Licensor:           Enron Corp
                                              1400 Smith Street
                                              Houston, TX  77002
                                              Facsimile:  (713) 646-2532

                    If to a Subsidiary:       See Signature Page

Any Participant may change its address by a written notice to the other Participants in the manner set forth above. Notices given as herein provided shall be considered to have been given ten (10) days after the mailing thereof or if by facsimile, on the next business day of the receiver form the date sent.

         5.6 This Agreement embodies the entire agreement of the Participants with respect to the subject matter hereof and supersedes and cancels any and all prior understandings or agreements, verbal or otherwise, in relation hereto, which may exist between the Participants. No oral explanation or oral information by either of the Participants hereto shall alter the meaning or interpretation of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on either of the Participants hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the Participants hereto.

         5.7 This Agreement may be executed in one or more counterparts, each of which shall be considered an original, but all of which together shall constitute one the same instrument.

         IN WITNESS WHEREOF, the Participants hereto have executed this agreement by and through their respective duly authorized representatives to be effective as of the 1st day of January, 1999.


ENRON CORP. AND CONSOLIDATED U.S. SUBSIDIARIES



By: /s/ RICHARD A. CAUSEY
    ---------------------------------------------------------
         Richard A. Causey
         Senior Vice President, Chief Accounting, Information
                  and Administrative Officer


         Executed this 8th day of June, 1999


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                     Enron Trademark Cost Sharing Agreement
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             SUBSIDIARIES PARTICIPATING IN COST SHARING AGREEMENT


                                        AZURIX CORP.



                                        By: /s/ EDWARD N. ROBINSON
                                            ------------------------------------
                                        Name: Edward N. Robinson
                                        Title: Executive Director
                                        Executed this 9th day of June, 1999
















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                     Enron Trademark Cost Sharing Agreement
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                                   SCHEDULE A

                      TRADEMARKS AND TRADEMARK APPLICATIONS



















                 EXHIBIT A TO TRADEMARK COST SHARING AGREEMENT
                         BETWEEN ENRON AND SUBSIDIARIES